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NEWS RELEASE                                            Exhibit 99.1
For:  iNTELEFILM Corporation
Crosstown Corporate Center
6385 Old Shady Oak Rd, #290
Eden Prairie, MN 55344
Mark A. Cohn, Chairman, CEO and President
952-925-8840

             iNTELEFILM ANNOUNCES SALE OF CURIOUS PICTURES and DCODE

         Minneapolis, MN, February 27, 2002 - iNTELEFILM Corporation (FILM) announced today that it has closed on the sale of Curious Pictures, the last of its commercial production subsidiaries, and DCODE, its advertising agency subsidiary, to a group led by the management team. The total value of the transaction is approximately $5.1 million, including $2,000,000 in cash, $500,000 in notes and the balance in extinguishment of certain liabilities. The Company has also modified $1.5 million in existing bridge debt financing to allow the continuance of the financing after the sale.

         "We are pleased to have closed on the sale of Curious Pictures and DCODE and to have the continued support of our bridge debt holders. The sale ends the Company's strategy of being a diversified media holding company. This shift in strategy results in a single business focus on webADTV, our majority-owned digital asset management company. The Company is considering alternatives for raising additional capital as we must improve our capital structure to increase our prospects for success in this business. As to Curious and DCODE, we wish the management team continued success with their businesses," said Mark A. Cohn, Chairman and CEO of iNTELEFILM.

         "In nine years, we have been fortunate enough to flourish thanks to clients in the ad world, television audiences and consumers. Our community of talented directors, artists and production staff has made this possible. Intelefilm offered us great optimism and opportunity but our respective business directions diverged and we agreed that independence was the right path for Curious Pictures," according to the President of Curious Pictures, Steve Oakes.

About iNTELEFILM
iNTELEFILM Corporation FILM, based in Minneapolis, is the majority owner of webADTV, a technology company competing the media asset management space. iNTELEFILM trades on the Over-the-Counter Bulletin Board under the symbol "FILM." Additional information on the Company can be found in the Company's filings with the Securities and Exchange Commission and on the Company's website: www.intelefilm.com.

About Curious Pictures
Curious Pictures produces television commercials; develops, produces and markets episodic television series; and manufactures and sells toys under the name Curious Toys. Its overseas television production partners include Filmtecknarna (Sweden) and Tomato (United Kingdom). Television series produced to date include "Sheep in the Big City" for the Cartoon Network, now in its second season, "A Little Curious" for HBO, and "Avenue Amy" for the Oxygen Network. Commercial production clients include Wendy's, Levi's, Nike and Microsoft. The Museum Of Modern Art in New York has two commercials from Curious Pictures in their collection.

About DCODE
Led by Bill Perna, Dcode is a hybrid production company/creative services agency that provides strategic and creative promotional outsourcing solutions for advertising agencies and their clients.